Exhibit 10.29

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 1, 2003 is entered into by and between Erik C. Blachford (“Employee”) and Expedia, Inc., a Washington corporation (the “Company”).

WHEREAS, Employee is currently serving as President of Expedia, North America;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to provide for the employment of Employee from and after April 1, 2003 (the “Effective Date”) as President and Chief Executive Officer of the Company, and Employee is willing to commit himself to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided;

WHEREAS, Employee and the Company are parties to an amended and restated employment agreement, dated as of July 9, 2002 (the “Prior Agreement”), and wish to replace the Prior Agreement with this Agreement, and

WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A. EMPLOYMENT. The Company agrees to employ Employee as President and Chief Executive Officer of the Company, commencing upon the Effective Date, and Employee accepts and agrees to such employment. In addition, Employee shall have the right to serve as a member of the Board so long as (i) Employee is employed as Chief Executive Officer of the Company, and (ii) the Company remains a publicly-traded company. During Employee’s employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein. During Employee’s employment with the Company, Employee shall report solely to the Board, provided, that (1) so long as the Company is a publicly-traded entity, with respect to day-to-day operational matters of the Company and its business, Employee shall report as necessary and appropriate with such member(s) of the Board as the Board so designates for this purpose, if any, and (2) if the Company ceases to be a publicly-traded entity and USA Interactive (“USAi”) (or Barry Diller) has a direct or indirect “Controlling Interest” (as defined in Section 3A(c)(vi) of this Agreement) in the Company, Employee shall report directly to the Board, or, if the Board so designates, to the Chief Executive Officer of the ultimate controlling shareholder of the Company or the President of Travel Services (currently, Anne Busquet), or, if no such position exists, another direct report of the Chief Executive Officer of the ultimate controlling shareholder of the Company (such individual(s) to whom Employee reports, the “Reporting Person”). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Person, to the extent consistent with Employee’s position and status.

Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time. It shall not be a violation of this Agreement for Employee, (A) to serve on Existing Corporate Boards (as defined below); (B) with the prior consent of the Company, to serve on additional corporate boards or committees; provided that the Company may in good faith revoke its prior consent, in which case Employee shall have within ninety days from Employee’s receipt of written notice of such revocation to resign from the relevant board or committee position, (C) to serve on civic or charitable boards or committees, and (D) to manage personal investments, so long as such management of personal investments, does not interfere with the performance of Employee’s responsibilities as an employee, officer or director of the Company in accordance with this Agreement, does not violate Section 2(b) of the Standard Terms and Conditions attached hereto and is not inconsistent with the Company’s code of ethics and similar policies, as such policies may change from time to time. Each corporate board of directors or advisory board on which Employee serves as of the date hereof or may serve in the future is set forth on Exhibit A hereto (each, an “Existing Corporate Board”). Employee’s principal place of employment shall be the Company’s principal corporate offices located in the Seattle, Washington metropolitan area.

2A. TERM OF AGREEMENT. The term (“Term”) of this Agreement shall commence upon the Effective Date and shall continue through March 31, 2006, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto, provided that Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, further, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations.

3A. COMPENSATION.

(a) BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $275,000 (the “Base Salary”), subject to periodic review and payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time; provided that in no event shall Employee’s Base Salary be decreased below $275,000 or from any level to which it has been increased pursuant to review. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b) ANNUAL BONUS. For each fiscal year of the Company ending during the Term, Employee shall be eligible to receive an annual bonus with a target bonus equal to 100% of Employee’s Base Salary (“Target Bonus”), and otherwise on the same terms as other senior executives of the Company, provided that Employee’s annual bonus will be no less than $137,500 (the “Minimum Bonus”) while Employee is employed by the Company during the Term. For the portion of the Term from January 1, 2006 through March 31, 2006, Employee shall receive a pro rata annual bonus of no less than $34,375 (the “Stub Bonus”). Annual bonus amounts in excess of such minimum bonus amounts shall be determined in accordance with terms established by the Compensation Committee of the Board (the “Committee”) or if the Company ceases to be publicly-traded, the Reporting Person or such other individuals designated

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by the Reporting Person who are customarily responsible for establishing the annual bonus amounts for other similarly situated executives of USAi and its subsidiaries.

(c) EQUITY AWARDS. (i) In consideration of Employee’s entering into this Agreement and as an inducement to continue in the employ of the Company, on March 17, 2003, Employee was granted under the Company’s 2001 Stock Option Plan a non-qualified stock option (the “Expedia Option”) to purchase 253,000 shares of the Company’s Common Stock. The exercise price per share of the Expedia Option was the closing sales price for such stock as quoted on NASDAQ Stock Market for the date of grant, as reported in The Wall Street Journal. Such Expedia Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares subject to the Expedia Option on the first anniversary of the date of grant and as to an additional one-forty-eighth (1/48) of the shares subject to the Expedia Option on each monthly anniversary of the date of grant following such first anniversary, provided that Employee remains in the employ of the Company through such dates (subject to Section 3A(c)(iv) below). The Expedia Option shall have a scheduled ten-year term and, to the extent not provided in this Agreement, shall have the same terms and conditions as provided for in grants of stock options to other senior executives of the Company in 2003.

(ii) In consideration of Employee’s entering into this Agreement and as an inducement to continue in the employ of the Company, the Company shall grant to Employee under the Company’s 2001 Stock Option Plan 102,000 restricted stock units (the “Expedia Restricted Stock Units”) of the Company’s Common Stock pursuant to a restricted stock unit agreement. The date of grant of the Expedia Restricted Stock Units shall be the Effective Date. The Expedia Restricted Stock Units are subject to such performance conditions that the Compensation Committee has determined are advisable and appropriate to meet the conditions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) as currently in effect. Restrictions with respect to the Expedia Restricted Stock Units shall lapse in four equal installments on each of the first, second, third and fourth anniversaries of March 31, 2003, provided that Employee remains in the employ of the Company through such date and the performance conditions for the Expedia Restricted Stock Units have been met (subject to Section 3A(c)(iv) below); provided, further, that, to the extent that such adjustment does not cause the Expedia Restricted Stock Units to cease to qualify as “qualified performance-based compensation” under Section 162(m), such performance goals shall cease to remain in effect for an installment of Expedia Restricted Stock Units with respect to which restrictions lapse if on such lapse date the Company’s common stock is no longer publicly-traded and Employee ceases to be a “covered employee” within the meaning of Section 162(m). To the extent not provided in this Agreement, the Expedia Restricted Stock Units shall have the same terms and conditions as provided for in grants of restricted stock to other senior executives of the Company or equivalent restricted stock units in 2003.

(iii) In consideration of Employee’s entering into this Agreement and as an inducement to continue in the employ of the Company, Employee shall be granted 50,000 restricted stock units (the “USAi Restricted Stock Units”) with respect to Common Stock of USAi pursuant to USA Interactive’s 2000 Stock and Annual Incentive Plan and a restricted stock unit agreement, subject to the approval of the Audit Committee of the Board (the “Audit

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Committee”). The date of grant of the USAi Restricted Stock Units shall be the later of (x) the Effective Date and (y) the earlier of (A) the date by which the grant is approved by the Audit Committee and (B) the first date that the Company is no longer publicly-traded, and USAi shall make reasonable efforts to have the grant approved under the terms and conditions set forth in this Section 3A(c)(iii) as soon as practicable. The USAi Restricted Stock Units are subject to such performance conditions as the Compensation Committee of the Board of Directors of USAi has determined are advisable and appropriate to meet the conditions of Section 162(m) as currently in effect. The USAi Restricted Stock Units shall vest and no longer be subject to any restriction on March 31, 2006, provided that Employee remains in the employ of the Company through such date and the performance conditions for the USAi Restricted Stock Units have been met (subject to Section 3A(c)(iv) below), provided, further, that, to the extent that such adjustment does not cause the USAi Restricted Stock Units to cease to qualify as “qualified performance-based compensation” under Section 162(m), such performance goals shall cease to remain in effect for an installment of USAi Restricted Stock Units with respect to which restrictions lapse if on such lapse date the Company’s common stock is no longer publicly-traded and Employee ceases to be a “covered employee” within the meaning of Section 162(m). To the extent not provided in this Agreement, the USAi Restricted Stock Units shall have the same terms and conditions as provided for in grants of restricted stock or equivalent restricted stock units to other business unit heads of USAi in 2003.

(iv) In the event Employee’s employment is terminated by the Company without Cause (as defined in Section 1(c) of the Standard Terms and Conditions of the Agreement) or Employee resigns for Good Reason (as defined in Section 1(c) of the Standard Terms and Conditions of the Agreement), the Expedia Option, Expedia Restricted Stock Units and USAi Restricted Stock Units and all other Company equity awards (including Employee’s warrants granted in respect of Company stock options granted on or prior to August 2, 2001), or any grants or awards in replacement of any of the foregoing grants or awards, shall immediately vest and cease to be subject to further restriction or forfeiture (and in the case of stock options shall be exercisable) as of the date of such termination of Employee’s employment and any Company stock options (or replacement options) held by Employee shall remain exercisable for the shorter of one year following the date of termination or the remainder of their scheduled term.

(v) The number and kind of shares subject to the Expedia Option, the Expedia Restricted Stock Units and the USAi Restricted Stock Units shall be equitably adjusted to reflect any change in the shares subject to such awards prior to the date of grant including, without limitation, a recapitalization, spin-off, stock split, consolidation, reorganization or merger.

(vi) Upon a Change in Control of the Company if Employee is employed by the Company at such time, the Expedia Option, the Expedia Restricted Stock Units, the USAi Restricted Stock Units and all Company options or other Company equity compensation (or any grants or awards in replacement of any of the foregoing grants or awards), to the extent outstanding as of the Change in Control of the Company, shall vest immediately and the Expedia Option (and all other Company options or replacement options) if outstanding as of the Change in Control shall remain exercisable for at least one year following the Change in Control (but in no event beyond the expiration of their term).

For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

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A.	The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than USAi, Barry Diller, Liberty Media Corporation, and their respective affiliates (a “Person”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C); or

B.	Individuals who, immediately following the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C.

The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (2) no Person (excluding USAi, Barry Diller, Liberty Media Corporation and their affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such

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ownership of the Company existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

D.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

E.	A “Change in Control” of USAi (as defined under USAi’s 2000 Stock and Annual Incentive Plan, as amended from time to time (the “USAi Stock Plan”)).

Notwithstanding paragraphs (A) through (D) above, in no event shall a Change in Control occur under paragraphs (A) through (D) above (i) if USAi (or Barry Diller) maintains a direct or indirect Controlling Interest in the Company or in an entity that maintains a Controlling Interest in the Company, or (ii) as a result of Liberty Media Corporation obtaining a direct or indirect Controlling Interest in USAi (a “Liberty Event”). A “Controlling Interest” in an entity shall be defined as (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the outstanding equity securities of the entity or (ii) equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity or (B) voting control of more than 50% of the voting power of the entity.

(vii) Except as specifically set forth herein, each of the Expedia Option, the Expedia Restricted Stock Units, the USAi Restricted Stock Units and any other Expedia and USAi equity-based compensatory awards will be governed by the applicable plan under which each grant is made and the award agreement relating thereto.

(viii) During the Term, Employee shall be eligible to participate in the Company’s long term incentive programs.

(d) BENEFITS. During the Term, except as specifically provided herein, Employee shall be entitled to participate in any welfare, health, life insurance, disability, fringe benefit, pension benefit and incentive plans, programs, policies, and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executives of the Company generally. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated executives of the Company generally and in accordance with the Company’s policies as in effect from time to time.

(ii) Vacation. During the Term, Employee shall be entitled to a number of weeks of paid vacation per year equal to those provided to similarly situated executives of the Company generally, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives of the Company generally.

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4A. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to USAi:

USA Interactive

152 West 57th Street

New York, New York 10019

Attention: General Counsel

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Michael S. Katzke, Esq.

If to the Company:

Expedia, Inc.

13810 SE Eastgate Way

Suite 400

Bellevue, Washington 98005

Attention: General Counsel

With a copy to

Shearman & Sterling

599 Lexington Avenue

New York, NY 10022-6069

Attention: Doreen Lilienfeld, Esq.

If to Employee:	At the most recent address of Employee on record at the Company With a copy to Simpson Thacher & Bartlett 425 Lexington Avenue New York, NY 10017 Attention: Kenneth C. Edgar, Jr., Esq.

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Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A. GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Washington, without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in Washington or, if not maintainable therein, then in an appropriate Washington state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7A. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach any agreement or other legal obligation with any other person or entity.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on April 2, 2003.

EXPEDIA, INC.

By: Title:

Solely for purposes of the obligations of USAi under Sections 3A(c)(iii), (iv), (v), (vi) and (vii), USA INTERACTIVE

By: Title:

ERIK C. BLACHFORD

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STANDARD TERMS AND CONDITIONS

1. TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a) DEATH. In the event Employee’s employment hereunder is terminated by reason of Employee’s death, (i) the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death in a lump sum in cash, Employee’s Base Salary from the date of Employee’s death through the end of the month in which Employee’s death occurs, (ii) the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death, any Accrued Obligations (as defined in Section 1(f) below) and (iii) Employee shall be entitled to the Accrued Benefits and Bonuses (as defined in Section 1(g) below).

(b) DISABILITY. If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 4A hereof), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts paid to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee’s employment due to Disability, (i) the Company shall pay Employee within 30 days of such termination Employee’s Base Salary from the date of Employee’s termination of employment due to Disability through the end of the month in which such termination of employment occurs in a lump sum in cash, offset by any amounts paid to Employee under any disability insurance plan or policy provided by the Company with respect to such month; (ii) the Company shall pay Employee within 30 days of such termination any Accrued Obligations (as defined in paragraph 1(f) below); and (iii) Employee shall be entitled to the Accrued Benefits and Bonuses (as defined in Section 1(g) below).

(c) TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. The Company may terminate Employee’s employment under this Agreement for Cause at any time prior to the expiration of the Term, and Employee may resign from employment under this Agreement without Good Reason at any time prior to the expiration of the Term. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 below; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement that, in the case of the conduct described in clause (ii), (iii) or (iv) above, if curable, is not cured by Employee within 30 days after Employee is provided with written notice thereof. As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s prior written consent, other than in connection with the termination of Employee’s employment for Cause: (i) a change in

Employee’s title or a material diminution in Employee’s duties or reporting responsibilities from those set forth in Section 1A (it being understood that it shall not be Good Reason under this clause (i) for any purpose of this Agreement if the Company ceases to be publicly-traded so long as (A) USAi (or Barry Diller) has a direct or indirect Controlling Interest in the Company and (B) Employee remains Chief Executive Officer of the Company), (ii) a failure to pay or a reduction in Employee’s Base Salary or minimum bonus, (iii) a relocation of Employee’s principal place of business more than 25 miles from the Company’s headquarters in Seattle, Washington, or (iv) a material breach by the Company of this Agreement that, in each case above, if curable, is not cured by the Company within 30 days after the Company is provided written notice thereof. In the event of Employee’s termination for Cause or resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment within 30 days following such termination of employment of any Accrued Obligations (as defined in paragraph 1(f) below), and Employee shall be entitled to the Accrued Benefits and Bonuses (as defined in Section 1(g) below).

(d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON. If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause, or if Employee resigns for Good Reason, then (i) the Company shall pay Employee the Base Salary from the date of termination of Employee’s employment through the end of the scheduled Term (the “Severance Period”) pursuant to the Company’s normal payroll practices; (ii) commencing at the end of the fiscal year in which Employee’s date of termination of employment occurs and at the end of each full fiscal year during the Severance Period, to the extent not theretofore paid, the Company shall pay to Employee an amount equal to the Target Bonus (as defined in Section 3A(b)) and with respect to the fiscal year commencing January 1, 2006, the Company shall pay to Employee an amount equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days in 2006 during the Severance Period and the denominator of which is 365, at such time and in such manner as the Company otherwise pays its annual bonuses to similarly situated executives of the Company or, in the event that no such bonuses are paid to similarly situated executives of the Company, at such time and in such manner as the Company would have customarily paid such bonuses; (iii) during the Severance Period, the Company shall continue to provide benefits to Employee that would have been provided to Employee in accordance with the plans, programs, practices and policies in which Employee participated as of the date of termination if Employee’s employment had not been terminated or, in the case where any or all of the employee benefit plans are discontinued or no longer applicable to similarly situated executives of the Company and its subsidiaries, as in effect generally at any time thereafter with respect to similarly situated executives of the Company and its subsidiaries, provided, however, that, if Employee becomes re-employed with another employer and is eligible to receive such benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, and such other benefits shall not be provided by the Company, during such applicable period of eligibility; (iv) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below); and (v) Employee shall be entitled to the Accrued Benefits and Bonuses (as defined in Section 1(g) below). In addition, Employee’s equity awards shall be governed by the provisions of Section 3A(c)(iv), 3A(c)(vi) and 3A(c)(vii). The payment to Employee of the severance benefits described in this Section 1(d) and Section 3A(c)(iv) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its subsidiaries, a copy of the form of which is attached as Exhibit B.

(e) MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Section 1. If Employee obtains other employment during the Severance Period, the amount of any cash severance provided for under Section 1(d) which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer during the Severance Period, and all future cash severance amounts payable by the Company to Employee under Section 1(d) during the Severance Period shall be offset by the amount earned by Employee from another employer. For purposes of this Section 1(e), Employee shall have an obligation to inform promptly the Company regarding Employee’s employment status during the Severance Period.

(f) ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid; and (iii) Employee’s business expenses that are reimbursable pursuant to Section 3A(d)(i) but have not been reimbursed by the Company as of the date of death or termination of employment for any reason, as the case may be.

(g) ACCRUED BENEFITS. As used in this Agreement, “Accrued Benefits and Bonuses” shall mean (i) such employee benefits as to which Employee (or Employee’s beneficiaries) may be entitled under the employee benefit plans of the Company and its affiliates following Employee’s termination of employment and (ii) any earned but unpaid annual bonuses for the fiscal year immediately preceding the fiscal year in which occurs the date of death or termination of employment for any reason, as the case may be, payable as soon as practicable following the date such bonus is determined, but in no event later than the date the Company otherwise pays its annual bonuses to similarly situated executives of the Company (or, in the event that no such bonuses are paid to similarly situated executives of the Company, at such time and in such manner as the Company would have customarily paid such bonuses), and in no event less than the Minimum Bonus or Stub Bonus, as the case may be.

2. CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a) CONFIDENTIALITY. During the Term and at all times thereafter, Employee shall not disclose to anyone outside the Company or its affiliates nor use for any purpose other than in Employee’s work for the Company or its affiliates: (i) any confidential or proprietary information or trade secrets of the Company or its affiliates; or (ii) any information that the Company or its affiliates have received from others that they are obligated to treat as confidential or proprietary. Employee shall not, except as required to perform Employee’s duties hereunder, disclose confidential or proprietary information or trade secrets to other employees of the

Company or its affiliates, or disclose third party confidential or proprietary information. “Confidential or proprietary information or trade secrets” means all data and information in whatever form, tangible or intangible, that is not generally known to the public and that relates to the business, technology, practices, products, marketing, sales, services, finances or legal affairs of the Company or its affiliates or any third party doing business with or providing information to the Company, including, without limitation, information about actual or prospective customers, suppliers and business partners; business, sales, marketing, technical, financial and legal plans, proposals and projections; concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, experimental work and work in progress. As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company. When Employee’s employment with the Company ends, Employee shall immediately return to the Company all papers, drawings, notes, manuals, specifications, designs, devices, code, e-mail, documents, diskettes and tapes, and any other material in any form or media containing any confidential or proprietary information or trade secrets, as defined above. Employee shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to the Company. All materials, data and information stored on or transmitted using the Company owned or leased property or equipment is the property of the Company and is subject to access by the Company at any time without further notice. Notwithstanding anything contained in this Section 2(a) to the contrary, it shall not be a violation of this Section 2(a) for Employee to disclose confidential or proprietary information as required by subpoena, court order or applicable law, or as may be necessary for Employee to defend himself in any civil or criminal suit; provided, that if Employee is required to disclose any such confidential or proprietary information pursuant to a subpoena, court order, applicable law, or in his defense, Employee shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Employee shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Employee is required to make the disclosure, or the Company waives compliance with the provisions hereof, Employee shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.

(b) NON-COMPETITION. During the Term and for a period of 24 months beyond Employee’s date of termination of employment for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a “Competitive Activity” means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind being conducted by the Company or any of its subsidiaries (or of a kind in which the Company or any of its subsidiaries has made specific plans to engage, about which plans Employee has knowledge) in such jurisdiction (including, without limitation, Competitive Activities conducted by general online travel providers such as Travelocity.com Inc, Orbitz and Priceline.com Inc.) during the Term; provided, that if the Company or its subsidiaries become engaged (or have made specific plans to engage, about which plans Employee has knowledge) in any non-travel-related businesses within three months before Employee’s termination of employment for any reason, such non-travel-related businesses shall not be a Competitive Activity; provided, further that any business or endeavor shall cease to be a Competitive Activity if the Company and its subsidiaries are not or cease to be engaged in such business or endeavor; and (ii) Employee shall be considered to have become “associated with a Competitive Activity” if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; provided, however, that if the Restricted Period would extend beyond the Severance Period (under circumstances in which Employee had received severance benefits under Section 1(d)), the Restricted Period shall end upon the expiration of the Severance Period, unless the Company pays Employee at a rate of $100,000 per year (prorated on a monthly basis) to the extent it determines to continue the Restricted Period beyond the Severance Period. Notwithstanding the foregoing, it shall not be a violation of this Section 2(b) or Section 2(d) for Employee to serve on Existing Corporate Boards or to make and retain investments during the Restricted Period, for investment purposes only, (A) in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation and (B) in an entity on which Employee serves on an Existing Corporate Board (as defined in Section 1A) solely so long as such entity does not engage in a Competitive Activity that is materially more significant than any Competitive Activity in which it was engaging at the Effective Date. Further, notwithstanding the foregoing, it shall not be a violation of this Section 2(b) or Section 2(d) for Employee, following termination of Employee’s employment for any reason, to (1) provide services to any person or entity engaged in any Competitive Activity if Employee is not involved, directly or indirectly, in the management, supervision or operations of such Competitive Activity and the gross revenues generated by such Competitive Activity do not constitute more than the lesser of (x) 15% of the consolidated gross revenues of such person or entity and its affiliates or (y) 15% of the consolidated gross revenues of the Competitive Activities in which USAi and its subsidiaries engage as of Employee’s termination of employment (or $100 million, if lower), or (2) provide services to or otherwise be affiliated with a venture capital or private equity firm that holds investments in entities engaged in any Competitive Activities if Employee is not involved, directly or indirectly, in (A) the management, operations or supervision of such investments or (B) advising such firm with respect to such investments, provided that the gross revenues generated by such Competitive Activity do not constitute more than the lesser of (x) 15% of the consolidated gross revenues of such firm and its affiliates or (y) 15% of the consolidated gross revenues of the Competitive Activities in which USAi and its subsidiaries engage as of Employee’s termination of employment (or $100 million, if lower).

(c) NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, or recruit or solicit the employment or services of (whether as an employee, officer, director, consultant or independent contractor), any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates); provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates.

(d) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, do business with any business partners of, business affiliates of, or providers of online travel inventory to, the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such customers to use the services of any competitor of the Company, any of its subsidiaries or those affiliates that are engaged in a Competitive Activity.

(e) PROPRIETARY RIGHTS; ASSIGNMENT. Employee shall make prompt and full disclosure to the Company, will hold in trust for the sole benefit of the Company, and will assign exclusively to the Company all rights, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that Employee solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with the Company. Employee waives and quitclaims to the Company any and all claims of any nature whatsoever that Employee now or hereafter may have for infringement of any patent application, patent, or other intellectual property right relating to any Inventions so assigned to the Company.

Employee’s obligation to assign shall not apply to any Invention about which Employee can prove all of the following:

(i)	it was developed entirely on Employee’s own time;

(ii)	no equipment, supplies, facility, services, or trade secret information of the Company were used in its development;

(iii)	it does not relate (x) directly to the business of the Company or (y) to the actual or demonstrably anticipated business, research or development of the Company; and

(iv)	it does not result from any work performed by Employee for the Company.

Employee shall assign to the Company or its designee all rights, title, and interest in and to any and all Inventions full title to which may be required to lie in the United States government by any contract between the Company and the United States government or any of its agencies. In addition to the rights provided to the Company under this paragraph, as to any Invention complying with subsections (i)-(iv) above that results in any product, service or development with potential commercial application. The Company shall be given the right of first refusal to obtain exclusive rights to the Invention and such product, service or development.

Employee has attached a list describing all Inventions belonging to Employee and made by Employee prior to employment with the Company that Employee wishes to have excluded from this Agreement. If no such list is attached, Employee represents that there are no such Inventions. As to any Invention in which Employee has an interest at any time prior to or during Employee’s employment, if Employee uses or incorporates such an Invention in any released or unreleased Company product, service, program, process, machine, development or work in progress, or if Employee permits the Company to use or incorporate such an Invention, the Company is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to exercise any and all rights with respect to such Invention, including the right to protect, make, have made, use, and sell that Invention without restriction as to the extent of Employee’s ownership or interest.

(f) COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g) REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2, in addition to any remedy of law available to the Company, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

The Company expressly agrees and understands that the Company will notify Employee in writing of any alleged breach of this Agreement by Employee, and Employee will have 30 days from receipt of the Company’s notice to cure any such breach, if such breach is curable.

(h) SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including without limitation the Prior Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach any agreement or other legal obligation with any other person or entity.

4. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Amended and Restated Employment Agreement attached hereto, taken as a whole.

7. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts constituting Cause described in Section 1(c) of this Agreement. The Company shall provide or cause to be provided to Employee coverage under the Company’s directors’ and officers’ insurance policies, if any, for events that occur while Employee is a director or officer of the Company to the extent provided to other senior executives and directors of the Company generally.

10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Agreement to which these Standard Terms and Conditions are attached is incorporated herein by reference, deemed a part of these Standard Terms and Conditions and is a binding and enforceable part of these Standard Terms and Conditions. References to “Standard Terms and Conditions” or the use of the term “hereof” shall refer to the Standard Terms and Conditions and the Agreement to which these Standard Terms and Conditions are attached, taken as a whole.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on April 2, 2003.

EXPEDIA, INC.

By: Title:

ERIK C. BLACHFORD

EXHIBIT A

LIST OF BOARD SEATS

Any board of directors, advisory board and committee position with:

Butterfield and Robinson (Toronto, Canada)

Netstock Corporation (Bellevue, WA)

EXHIBIT B

FORM OF RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into as of this              day of                             , 200        , hereinafter “Execution Date”, by and between [Employee Full Name] (hereinafter “Employee”), and Expedia, Inc., its successors and assigns (hereinafter, the Company”). The Employee and the Company are sometimes collectively referred to as the “Parties”.

1.	The Employee’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to Employee.

2.	The Company agrees to provide Employee the severance benefits provided for in his/her Amended and Restated Employment Agreement with the Company, dated as of April 1, 2003, after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 9 below, the expiration of such revocation period being the “Effective Date”)].

3.

Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to Employee’s employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 9 herein]. Employee agrees to release the Company, its subsidiaries, affiliates, Board of Directors, officers, employees, agents and assigns (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee’s employment with or discharge from the Company, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of Washington; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand (a) that post-date the Termination Date [or the Effective Date, whichever is later,] (b) that are based on allegations that do not arise from or relate to Employee’s present employment with or resignation from the Company or (c) to enforce the provisions of the Amended and Restated

Employment Agreement other than any claim for punitive damages relating thereto, if any.

4.	Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis and as required by subpoena, court order or applicable law, or as may be necessary for Employee to defend himself in any civil or criminal suit; provided, that if Employee is required to disclose the existence or terms of this Release pursuant to a subpoena, court order, applicable law, or in his defense, Employee shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Employee shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Employee is required to make the disclosure, or the Company waives compliance with the provisions hereof, Employee shall disclose only that portion of the agreement which he is advised by counsel that he is legally required to disclose.

5.	Employee represents that he/she has returned all property belonging to the Company as required by Section 2(a) of the Standard Terms and Conditions of the Amended and Restated Employment Agreement.

6.	Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

7.	Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee’s employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, the date Employee’s employment ended and rates of pay.

8.

If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Washington, without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of Washington for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

9.	[FOR EMPLOYEES OVER 40 ONLY — In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 9 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by Employee’s voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 9 only and that, if he/she chooses not to so revoke, the Release in this Section 9 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005, either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

10.	EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING EXPEDIA AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Expedia, Inc.	[Employee Full Name]

Dated:	Dated:

14